Exhibit 10.3

CVS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

GRANT DATE: AUGUST 5, 2005

1.	Pursuant to the provisions of the 1997 Incentive Compensation Plan (hereinafter called the “Plan”) of CVS Corporation (hereinafter called the “Company”), on the date set forth above, the Company has awarded, and hereby evidences the award to, Thomas Ryan, Employee ID# (hereinafter called the “Participant”), subject to the terms and conditions set forth or incorporated herein, 400,000 Restricted Stock Units (“RSU”). The Plan is hereby made a part hereof and Participant agrees to be bound by all the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. On the Grant Date specified above, the Fair Market Value of a Share equals $ .

2.	Each RSU represents a right to a future payment of one share (“Share”) of Common Stock ($.01 par value) of the Company. Except for required tax withholding, if applicable, such payment shall be in Shares.

3.	To the extent a dividend is paid on Shares at a time the RSUs remain outstanding and prior to the Settlement Date (as defined below), Participant shall be entitled to receive an additional RSU equal to (x) the amount of such dividend per Share times (y) the number of RSU’s held by the Participant pursuant to this Agreement (“Aggregate RSU’s”) on the record date of such dividend divided by (z) the Fair Market Value of a share on such record date.

4.	Subject to the terms and conditions of the Plan and this Agreement and subject to Paragraphs 5 and 7 below, Participant shall be vested in the Aggregate RSUs on January 1, 2010 (“Vesting Date”).

5.	Subject to Paragraphs 4, 6 and 7, the Participant shall be entitled to receive (and the Company shall deliver to Participant) within 60 days of the Participant’s termination of employment, or such later date, if any, as may be necessary in order to avoid the application of Code Section 409A(a)(1) to such delivery (such delivery date being herein referred to as the “Settlement Date”); the number of Shares underlying the Aggregate RSUs as of the Settlement Date.

6.

Except as may be elected below by the Participant, on the Vesting Date or at the Settlement Date for the Aggregate RSUs, the number of Shares to be delivered by the Company to the Participant shall be reduced by the smallest number of Shares having a Fair Market Value at least equal to the dollar amount of Federal, State or local tax withholding required to be withheld by the Company with respect to such RSUs on such date.

7.	(a) Except as provided in paragraph 7(b) below, if Participant ceases to be employed by the Company or an affiliate of the Company, all RSUs not then vested in accordance with Paragraph 4, above, shall be immediately forfeited.

(b) In the event Participant ceases to be employed by the Company or any affiliate of the Company by reason of death or disability the Aggregate RSUs not yet vested in accordance with Paragraph 4 will become immediately vested. In addition, to the extent provided in an employment or other agreement with Participant, if Participant’s employment ceases by reason of a Termination without Cause or a Constructive Termination without Cause (as both shall be defined in such employment or other agreement with Participant) any RSUs not yet vested in accordance with Paragraph 4 shall be immediately vested.

(c) Notwithstanding the above, (i) the provisions of Section 10 of the Plan shall apply in the event of a Change of Control (as defined in such Section 10) and (ii) the provisions of Section 7(e)(iv) of the Plan shall apply.

(d) For purposes of this Section 7, transfer of employment of the Participant from the Company to an affiliate of the Company, transfer between affiliates, or transfer from an affiliate to the Company shall not be treated as a cessation of employment.

8.	An RSU does not represent an equity interest in the Company, and carries no voting rights. Participant shall have no rights of a shareholder with respect to the RSUs until the Shares have been delivered to Participant.

9.	Neither the execution and delivery hereof nor the granting of the award evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its affiliates to employ the Participant for any specific period.

10.	Any notice required to be given hereunder to the Company shall be addressed to the Company, attention Corporate Secretary, One CVS Drive, Woonsocket, RI 02895, and any notice required to be given hereunder the Participant shall be addressed to such Participant at the address as shown on the records of the Company subject to the right of either party hereafter to designate in writing to the other, some other address.

11.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Agreement and the Plan, this Agreement shall govern.

12.	By accepting this Award, Participant acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect from time to time.

13.	By accepting this Award, Participant further acknowledges that the Federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict Participant’s right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with those RSUs. Participant agrees to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

14.	This Agreement shall be governed by the laws of the state of Rhode Island without giving effect to its choice of law provisions.

A.	Tax Withholding (check box if applicable)

☐ In lieu of having the number of Shares underlying the RSUs reduced, I hereby elect to pay to the Company any amount required to be withheld by the Company in connection with the vesting of the RSUs or delivery of Shares pursuant to the Agreement.

B.	Beneficiary

If Participant would like to designate a beneficiary to exercise rights under this RSU in the event of Participant’s death, please complete the designation in the space provided below.

Beneficiary:
Name

Social Security Number

Participant	CVS Corporation

By:
	Name:	V. Michael Ferdinandi
	Title:	Senior Vice President

PLEASE RETURN THIS AGREEMENT TO THE ATTENTION OF LISA BISACCIA, VICE PRESIDENT, COMPENSATION AND BENEFITS

3